                         SEAVIEW VIDEO TECHNOLOGY, INC.
                                     EXHIBIT
                        COMPUTATION OF PER SHARE EARNINGS

                                              Quarter                Quarter          Nine Months     Nine Months
                                            Ended Sept. 30,      Ended Sept. 30,       Ended            Ended
                                                2000                  1999         Sept. 30, 2000     Sept. 30,1999
                                           ----------------      ---------------   ---------------    --------------

Net income....................              $  (655,507)            $  9,845        $(1,683,468)      $  46,949

Shares:

Basic weighted average number of
    shares outstanding.............          13,398,948            6,430,000        11,284,185        6,430,000
Additional shares adjusted-under nonvested
    stock for diluted earnings per share..            0            2,586,282                 0        2,622,822
                                          ----------------      ---------------   ---------------    --------------

Diluted weighted average number
    of shares outstanding..                  13,398,948            9,016,282        11,284,185        9,052,822

BASIC EARNINGS PER SHARE:
Net income...............................  $       (.05)         $      .002      $       (.15)      $     .007

DILUTED EARNINGS PER SHARE:
Net income...............................  $       (.05)         $      .001      $       (.15)      $     .005